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                                                                     EXHIBIT 2.2


                         SECURITIES EXCHANGE AGREEMENT


       THIS SECURITIES EXCHANGE AGREEMENT is dated as of this 22nd day of August, 1996, by and among ATRIUM CORPORATION, a Delaware corporation ("Atrium"), FCI HOLDING CORP., a Delaware corporation ("FCI"), HERITAGE FUND I, L.P., a Delaware limited partnership ("Heritage"), RANDALL FOJTASEK, an individual residing at 3801 Maplewood, Dallas, TX 75205, JOE FOJTASEK, an individual residing at 4005 Cochran Chapel Road, Dallas, TX 75209, for himself and as custodian for JOE FOJTASEK II and PHILLIP MICHAEL FOJTASEK, under the Texas Uniform Minors Act, RUSSELL FOJTASEK, an individual residing at 2853 Thomas Avenue, Dallas, Texas 75204, LOUIS W. SIMI, JR., an individual residing at 2901 Hickory Hill Street, Colleyville, TX 76034, JOE BIEGEL, an individual residing at 504 Tiffany Trail, Richardson, TX 75081, NORMAN FOJTASEK, an individual with an address at P.O. Box 1302, Kapaauh, Hawaii 76755-1302, JOE EDWARD FOJTASEK, an individual with an address at P.O. Box 92197, Austin, TX 78709-2197, RICHARD FOJTASEK, an individual residing at 2825 Earlshire Lane, Carrollton, TX 75008 , (Heritage and such individuals being referred to herein collectively as the "FCI Holders", and singly, an "FCI Holder") and HOWARD S. SAFFAN, an individual residing at 85 Beachside Avenue, Westport, CT 06880 ("Saffan"), LESLIE GOLDBLOOM, an individual residing at 660 Silver Spring Road, Fairfield, CT 06430 ("Goldbloom") and KEVIN SCHUMACHER, an individual residing at 5 Flint Meadow Lane, Shrewsbury, MA 01545 ("Schumacher") (Saffan and Goldbloom together, the "VBS Stockholders"; and together with Schumacher, collectively, the "Bishop Holders", and singly, a "Bishop Holder"). The Bishop Holders and the FCI Holders are sometimes referred to herein collectively as the "Holders", and each individually as a "Holder".

       WHEREAS, the FCI Holders are the owners of all the issued and outstanding shares of the capital stock of FCI (the "FCI Stock").

       WHEREAS, the FCI Holders desire to contribute the FCI Stock to Atrium in exchange for certain shares of the capital stock of Atrium ("Atrium Stock"), and Atrium desires to accept the FCI Stock from the FCI Holders and to issue certain shares of Atrium Stock to the FCI Holders in exchange therefor, upon the terms and subject to the conditions set forth in this Agreement;

       WHEREAS, the VBS Stockholders are the owners of all of the issued and outstanding shares of capital stock ("VBS Stock") of Vinyl Building Specialties of Connecticut, Inc., a Connecticut corporation ("VBS");

       WHEREAS, the VBS Stockholders desire to contribute certain shares of VBS Stock (the "VBS Exchanged Shares") to Atrium in exchange for Atrium Stock, and to sell their remaining shares of VBS Stock (the "VBS Purchased Shares") to Fojtasek Companies, Inc., a Texas corporation ("Fojtasek") pursuant to a Stock Purchase Agreement dated of even date herewith by and among Fojtasek and the Bishop Holders (the "Purchase Agreement") and Atrium desires to accept the VBS
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Exchanged Shares from the VBS Stockholders and to issue Atrium Stock in exchange therefor, upon the terms and subject to the conditions set forth in this Agreement;

       WHEREAS, Schumacher is the owner of 200 of the issued and outstanding shares of capital stock (the "BNE Stock") of Bishop Manufacturing Company of New England, Inc., a Connecticut corporation ("BNE");

       WHEREAS, Schumacher desires to contribute certain of his shares of BNE Stock (the "BNE Exchanged Shares"; together with the VBS Exchanged Shares, the "Bishop Stock", and together with the FCI Stock, the "Stock") to Atrium in exchange for Atrium Stock and to sell his remaining shares of BNE Stock (the "BNE Purchased Shares") to Fojtasek pursuant to the Purchase Agreement, and Atrium desires to accept the BNE Exchanged Shares from Schumacher and to issue Atrium Stock in exchange therefor, upon the terms and subject to the conditions set forth in this Agreement;

       WHEREAS, the VBS Stockholders are the owners of all of the issued and outstanding shares of the capital stock (the "BNY Stock") of Bishop Manufacturing Co. of New York, Inc., a Connecticut corporation ("BNY"; together with BNE, VBS and Bishop Manufacturing Co., Inc. a Connecticut corporation ("BMC"), collectively, the "Bishop Companies," and singly, a "Bishop Company");

       WHEREAS, the VBS Stockholders desire to sell their shares of BNY Stock to Fojtasek, and Fojtasek desire to purchase the BNY Stock, the VBS Purchased Shares and the BNE Purchased Shares pursuant to the Purchase Agreement, upon the terms and subject to the conditions set forth therein; and

       WHEREAS, it is a condition precedent to the effectiveness of the Purchase Agreement that the exchanges of the FCI Stock, the VBS Exchanged Shares and the BNE Exchanged Shares described above (collectively, the "Exchange") shall have been completed pursuant to and in accordance with the provisions of this Agreement.

       NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

       1. CONTRIBUTION AND EXCHANGE. At the Closing referred to in Section 2 of this Agreement, subject to the terms and conditions set forth in this
Agreement:

       (a) each of the Holders agrees to contribute to Atrium, and Atrium agrees to accept from such Holder, all of the outstanding shares of FCI Stock, all of the VBS Exchanged Shares and all of the BNE Exchanged Shares owned by such Holder as set forth opposite such Holder's name on Schedule 1 hereto, in exchange for Atrium Stock in the amounts and of the classes set forth opposite such Holder's name on such Schedule 1 (collectively, the "Atrium Exchange Shares"), and Atrium and each of the Holders acknowledge and agree that such exchange of stock is intended to qualify as an
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"exchange" within the meaning of Section 351 of the Internal Revenue Code of
1986, as amended (the "Code");

       (b) Heritage agrees to deliver to Atrium the original Variable Amount Common Stock Purchase Warrant No. W-1 of FCI (the "Heritage Warrant"), and upon completion of the Exchange described herein FCI and Heritage shall cancel the Heritage Warrant and Atrium shall issue to Heritage a variable amount common stock purchase warrant for shares of Atrium Stock in the form attached hereto as Exhibit A (the "New Warrant"); and

       (c) the FCI Holders (other than Heritage) shall use their best efforts to procure the delivery to Atrium of the original Stock Option Agreements entered into between FCI and each of the optionees listed on Schedule 2 hereto (the "Original Options"), and upon completion of the Exchange described herein FCI shall use its best efforts to procure the substitution of each of the Original Options by an option identical in form to such Original Option, except for the substitution of the right to purchase shares of Atrium Stock in the amounts set forth opposite such optionee's name on Schedule 2 hereto for the right to purchase shares of FCI Stock in the Original Options (such substitute options, collectively, the "New Options").

       2.     CLOSING.

       2.1. Time and Place. The closing of the contribution of the Stock in exchange for the Atrium Exchange Shares (the "Closing") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 A.M., on September 24, 1996, or at such other time, or at such other place as Atrium and the Holders may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

       2.2. Transactions at Closing. At the Closing, in addition to the delivery of any other instruments or documents referred to herein:

       (a) the FCI Holders shall deliver to Atrium, free and clear of any lien, claim or encumbrance, certificates representing the FCI Stock, duly endorsed in blank or with duly executed stock powers attached;

       (b) the Bishop Holders shall deliver to Atrium, free and clear of any lien, claim or encumbrance, certificates representing the VBS Exchanged Shares and the BNE Exchanged Shares, duly endorsed in blank or with duly executed stock powers attached;

       (c) Atrium shall deliver certificates representing all of the Atrium Exchange Shares, other than the Escrowed Shares (as defined in Section 2.2(e) below), to the Holders as set forth on Schedule 1 hereto;
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       (d)    each of Fojtasek and the Bishop Holders shall complete the
"Closing" under and as defined the Purchase Agreement;

       (e) each of Atrium, Fojtasek, the Bishop Holders and Bingham, Dana & Gould LLP, in its capacity as Escrow Agent (the "Escrow Agent") shall execute and deliver the Buy-Sell Agreement substantially in the form of Exhibit B hereto (the "Buy-Sell Agreement") pursuant to which the Atrium Exchange Shares to be issued to the Bishop Holders hereunder (the "Escrowed Shares") are to be held in escrow by the Escrow Agent to secure certain of the Bishop Holders' potential indemnification obligations to Fojtasek under the Purchase Agreement;

       (f) Atrium shall deliver certificates representing all of the Escrowed Shares to the Escrow Agent pursuant to and in accordance with the Buy-Sell Agreement, and each of the Bishop Holders shall deliver stock powers, duly executed in blank, in respect of the Escrowed Shares owned by such Bishop Holder to the Escrow Agent under and pursuant to the Buy-Sell Agreement;

       (g) Atrium shall contribute the VBS Exchanged Shares and the BNE Exchanged Shares to FCI, FCI shall contribute the VBS Exchanged Shares and the BNE Exchanged Shares to Fojtasek, Fojtasek shall contribute the BNE Exchanged Shares and the BNE Purchased Shares to VBS, and VBS shall contribute the BNE Exchanged Shares and the BNE Purchased Shares to BMC;

       (h) each of the Holders shall execute and deliver the Atrium Corporation Stockholder Agreement in the form of Exhibit C hereto (the "Stockholder Agreement");

       (i) Atrium and each of the Holders shall execute and deliver a Registration Rights Agreement in the form of Exhibit D hereto (the "Registration Rights Agreement");

       (j) Atrium, FCI and Heritage shall execute and deliver an Amendment to the Securities Purchase Agreement dated as of July 3, 1995, originally entered into between FCI and Heritage, and Atrium, FCI and each of the FCI Holders (other than Heritage) shall execute and deliver Amendments to the Stock Exchange Agreements dated as of July 3, 1995 originally entered into between FCI and each of such FCI Holders, in each case substantially identical to the originals of such agreements other than for the substitution of Atrium and Atrium Stock in place of FCI and FCI Stock (collectively, the "FCI Equity Amendment Documents");

       (k) upon cancellation of their respective Original Stock Options, Atrium shall execute and issue to each of the optionees set forth on Schedule 2 hereto the New Options; and

       (l)    Atrium shall execute and deliver to Heritage the New Warrant.

       3. REPRESENTATIONS AND WARRANTIES OF EACH OF THE BISHOP HOLDERS. Each of the Bishop Holders severally represents and warrants to Atrium, to FCI and to the FCI Holders as follows:
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       3.1.  Right to Sell Bishop Stock, Approvals, Binding Effect.  Such
Bishop Holder has all requisite power and full legal right to enter into this Agreement and the other Transaction Documents to which such Holder is a party, to perform all of such Holder's agreements and obligations hereunder and thereunder, each in accordance with its respective terms, and to transfer to Atrium all of the outstanding shares of Bishop Stock owned by such Holder. Each Transaction Document to which such Bishop Holder is a party has been duly executed and delivered by such Holder and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

       3.2. Non-Contravention. The execution and delivery by such Bishop Holder of this Agreement and the other Transaction Documents to which such Bishop Holder is a party, and the consummation by such Bishop Holder of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Certificates of Incorporation or By-Laws of any of the Bishop Companies, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of any of the Bishop Companies pursuant to, (i) any agreement or instrument to which such Bishop Holder or any of the Bishop Companies is a party or by which any of them or any of their properties is bound or to which such Bishop Holder or any of the Bishop Companies or any of such properties is subject, or (ii) to the knowledge of the Bishop Holders, any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority except where such violation, conflict, default or encumbrance could not have a Material Adverse Effect with respect to any of the Bishop Companies.

       3.3. Governmental Consents. Except as set forth on Schedule 3.3, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by such Bishop Holder of the Transaction Documents to which it is a party or for the consummation by such Bishop Holder of the transactions contemplated hereby or thereby.

       3.4. Title to Bishop Stock, Liens, etc. Such Bishop Holder has, and as of the consummation of the Closing Atrium will have, sole record and beneficial ownership of all of the shares of Bishop Stock set forth opposite such Holder's name on Schedule 1 hereto and to be exchanged hereunder, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

       3.5. Purchase Agreement Representations. Each of the representations and warranties made by such Bishop Holder as a "Seller" in the Purchase Agreement is true and complete, and does not
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contain and will not contain any untrue statement of a material  fact, or omit or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

       3.6. Investment Representations. Such Bishop Holder is acquiring Atrium Exchange Shares for the purpose of investment and not with a view to distribution or resale thereof. The acquisition by such Bishop Holder of Atrium Exchange Shares shall constitute a confirmation of this representation. Such Bishop Holder further represents that he or she has been furnished access to such of the business records of the Bishop Companies and the Fojtasek Companies (as defined in Section 4.1 below) and to such additional information and documents as he or she has requested, and has been afforded an opportunity to ask questions of and receive answers from representatives of Atrium concerning the business and prospects of Atrium and its Subsidiaries following completion of the transactions contemplated hereby and the merits or risks of his or her acquisition of Atrium Exchange Shares pursuant to this Agreement. Such Bishop Holder has sufficient expertise in business, financial and investment matters to be able to evaluate the risks involved in his or her acquisition of Atrium Exchange Shares and to make an informed investment decision with respect to his or her acquisition of Atrium Exchange Shares.
Such Bishop Holder can afford a complete loss of the value of his or her Atrium Exchange Shares and is able to bear the economic risk of holding such shares for an indefinite period. Such Bishop Holder further represents that he or she understands and agrees that until registered under the Securities Act of 1933, as amended, or transferred pursuant to the provisions of Rule 144 thereunder, or any similar provision as promulgated by the Securities and Exchange Commission, all certificates evidencing any of Atrium Stock, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as set forth on Schedule 3.6 hereto.

       4. REPRESENTATIONS AND WARRANTIES OF EACH OF THE FCI HOLDERS. Each of the FCI Holders severally represents and warrants to Atrium, to FCI and to the Bishop Holders as follows:

       4.1 Rights to Sell FCI Stock, Approvals, Binding Effect. Such FCI Holder has all requisite power and full legal right to enter into this Agreement and the other Transaction Documents to which such Holder is a party, to perform all of such Holder's agreements and obligations hereunder and thereunder, each in accordance with its respective terms, and to transfer to Atrium all of the outstanding shares of FCI Stock owned by such Holder. Each Transaction Document to which such FCI Holder is a party has been duly executed and delivered by such Holder and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

       4.2 Non-Contravention. The execution and delivery by such FCI Holder of the Transaction Documents to which such FCI Holder is a party and the consummation by such FCI Holder of the
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transactions contemplated hereby and thereby will not (a) violate or  conflict with any provision of the Certificates or Articles of Incorporation or By-Laws of FCI, Fojtasek or H-R Window Supply, Inc., a Texas corporation (collectively, the "Fojtasek Companies") each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of any of the Fojtasek Companies pursuant to, (i) any agreement or instrument to which such FCI Holder or any of the Fojtasek Companies is a party or by which any of them or any of their properties is bound or to which such FCI Holder or any of the Fojtasek Companies or any of such properties is subject, or (ii) to the knowledge of the FCI Holders, any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority except where such violation, conflict, default or encumbrance could not have a material adverse effect on the business, operations or financial condition of any of the Fojtasek Companies.

       4.3. Governmental Consents. Except as set forth on Schedule 4.3, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by such FCI Holder of the Transaction Documents to which they are a party or for the consummation by such FCI Holder of the transactions contemplated hereby or thereby.

       4.4. Title to FCI Stock, Liens, etc. Such FCI Holder has, and as of the consummation of the Closing Atrium will have, sole record and beneficial ownership of all of the FCI Stock set forth opposite such Holder's name on
Schedule 1 hereto and to be exchanged hereunder, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

       4.5. Investment Representations. Such FCI Holder is acquiring Atrium Exchange Shares for the purpose of investment and not with a view to distribution or resale thereof. The acquisition by such FCI Holder of Atrium Exchange Shares shall constitute a confirmation of this representation. Such FCI Holder further represents that he or it has been furnished access to such of the business records of the Bishop Companies and the Fojtasek Companies and to such additional information and documents as he or it has requested, and has been afforded an opportunity to ask questions of and receive answers from representatives of Atrium concerning the business and prospects of Atrium and its Subsidiaries following completion of the transactions contemplated hereby and the merits or risks of his or its acquisition of Atrium Exchange Shares pursuant to this Agreement. Such FCI Holder has sufficient expertise in business, financial and investment matters to be able to evaluate the risks involved in his or her acquisition of Atrium Exchange Shares and to make an informed investment decision with respect to his or her acquisition of Atrium Exchange Shares. Such FCI Holder can afford a complete loss of the value of his or her Atrium Exchange Shares and is able to bear the economic risk of holding such shares for an indefinite period. Such FCI Holder further represents that he or it understands and agrees that until registered under the Securities Act of 1933, as amended, or transferred pursuant to the provisions of Rule 144 thereunder, or any similar provision as promulgated by the Securities and Exchange Commission, all certificates evidencing any of Atrium Stock, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as set forth on Schedule 3.6 hereto.

       5. REPRESENTATIONS AND WARRANTIES OF ATRIUM AND FCI. Each of Atrium and FCI jointly and severally represents and warrants to each of the Holders as follows:

       5.1. Organization; Authority. Each of Atrium and the Fojtasek Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of Atrium and the Fojtasek Companies is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Each of Atrium and the Fojtasek Companies have delivered to the Bishop Holder Representative (as defined in Section 13.15) copies of their respective Certificates or Articles of Incorporation and By-Laws, and all amendments thereto. Each of Atrium and the Fojtasek Companies has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

       5.2. Corporate Approval; Binding Effect. Each of Atrium and the Fojtasek Companies has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any of Atrium and the Fojtasek Companies is a party has been duly executed and delivered by Atrium or such Fojtasek Company, as the case may be, and constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

       5.3. Non-Contravention. The execution and delivery by Atrium of the Transaction Documents to which it is a party and the consummation by Atrium of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificates or Articles of Incorporation or By-Laws of Atrium or any of the Fojtasek Companies, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of Atrium or any of the Fojtasek Companies pursuant to (i) any agreement or instrument to which Atrium or any of the Fojtasek Companies is a party or by which Atrium or any of the Fojtasek Companies or any of its or their properties is bound or to which Atrium or any of the Fojtasek Companies or any of its or their properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which Atrium or any of the Fojtasek Companies is subject, except where such violation, conflict, default or lien could not have a Material Adverse Effect on Atrium or any of the Fojtasek Companies.

       5.4. Governmental Consents. Except as set forth in Schedule 5.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by Atrium or any of the Fojtasek Companies of the Transaction Documents to which it is a party or for the consummation by Atrium or the Fojtasek Companies of the transactions contemplated hereby or thereby.

       5.5. Issuance of the Atrium Exchange Shares. Atrium has obtained all necessary authorizations and approvals required for the issuance and delivery of the Atrium Exchange Shares. As of the Closing and after giving effect to the transactions contemplated by this Agreement, the authorized, issued and outstanding capital stock of Atrium will be as set forth on Schedule 5.5 hereto. Such shares of capital stock shall be held of record as set forth on such Schedule 5.5. When issued in accordance with the terms of this Agreement, the Atrium Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable. When issued in accordance with the terms of this Agreement, the Atrium Exchange Shares issued to the Bishop Holders in exchange for the FCI Stock, the VBS Exchanged Shares and the BNE Exchanged Shares shall constitute in the aggregate nine percent (9%) of the shares of the common stock of Atrium, on a Fully-Diluted Basis (as defined below). As of the Closing, except for the New Warrant, the New Options, any of the Original Options which have not yet been replaced by New Options pursuant to Section 1(c), and as otherwise set forth on Schedule 5.5, there will be no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of Atrium or any of its Subsidiaries. As used with respect to the capital stock of Atrium, "Fully-Diluted Basis" shall mean at any time, after issuance of all shares of common stock of Atrium issuable upon exercise of all warrants and options outstanding and exerciseable at such time, including, without limitation, the New Warrants and the New Options.

       5.6. Subsidiaries. H-R Supply Windows Inc. is a wholly-owned Subsidiary of Fojtasek. Fojtasek is a wholly-owned Subsidiary of FCI. As of the Closing and after giving effect to the transactions contemplated by this Agreement and the Purchase Agreement, FCI will be a direct wholly-owned Subsidiary of Atrium and the Bishop Companies will be indirect wholly-owned Subsidiaries of Atrium. Attached hereto as Schedule 5.6 is a complete and correct organizational chart of FCI and Subsidiaries immediately prior to giving effect to the Exchange. Except as stated in this Section 5.6 or as set forth on Schedules 5.6, 5.7(a) and 5.7(b) hereto, neither Atrium nor any of the Fojtasek Companies has any Subsidiaries nor do any of them own or hold of record and/or beneficially any shares of any class in the capital of any corporations. Neither Atrium nor any of the Fojtasek Companies owns any legal and/or beneficial interests in any limited liability companies, partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

       5.7. Capitalization. The authorized capital of each of the Fojtasek Companies, the number of shares of each Fojtasek Company issued and outstanding and the owners of record and beneficially of such shares, each on the date hereof, are as set forth on
Schedule 5.7(a). As of the Closing and after giving effect to the transactions contemplated by this Agreement, the authorized capital of each of the Fojtasek Companies, the number of shares of each Fojtasek Company issued and outstanding and the owners of record and beneficially of such shares will be as set forth on Schedule 5.7(b).

       5.8. Financial Statements. Atrium has delivered the following financial statements (the "Financial Statements") to the Bishop Holder Representative, and there are attached as Schedule 5.8 hereto: (a) the audited consolidated balance sheet of the Fojtasek Companies as of December 31, 1995 (the "Audited Balance Sheet"), and the related audited consolidated statements of income and retained earnings for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the Fojtasek Companies as of June 30, 1996 and the related unaudited consolidated statements of income and retained earnings for the six-month period then ended (the "Interim Financials"). Subject to year-end audit adjustment and the absence of footnotes in the case of the Interim Financials, each of the Financial Statements has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets fairly presents the consolidated financial condition of the Fojtasek Companies as of its respective date; and each of such statements of income and retained earnings fairly presents the results of consolidated operations of the Fojtasek Companies for the period covered thereby.

       5.9. Outstanding Indebtedness. Except as set forth on Schedule 5.9 hereto, neither Atrium nor any of the Fojtasek Companies has outstanding on the date hereof, nor will any of them have outstanding as of the consummation of the Closing, any Indebtedness, the aggregate principal amount of which exceeds $50,000.

       5.10. Absence of Certain Changes. Except as set forth on Schedule 5.10 hereto or as contemplated by this Agreement or the Purchase Agreement, since June 30, 1996 there has not been: (a) any change in the assets, liabilities, sales, income or business of any of the Fojtasek Companies or in the relationships of any of the Fojtasek Companies with suppliers, customers or lessors, other than changes which both arose in the ordinary course of business and have not had a Material Adverse Effect; (b) any acquisition or disposition by any of the Fojtasek Companies of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, which has had, either in any case or in the aggregate, a Material Adverse Effect; (d) any increase in the compensation, pension or other benefits payable or to become payable by any of the Fojtasek Companies to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan or other than annual or periodic increases made in the ordinary course of business consistent with the Fojtasek Companies' past practice); (e) any entry by any of the Fojtasek Companies into any transaction other than in the ordinary course of business or as contemplated herein; (f) any incurrence by any of the Fojtasek Companies of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business or as contemplated herein; or (g) any discharge or satisfaction by any of the Fojtasek Companies of any lien or encumbrance or payment by any of the Fojtasek Companies of any material obligation or material liability (fixed or contingent) other than in the ordinary course of business or as contemplated herein.

       5.11. Litigation, etc. Except as set forth on Schedule 5.11 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened, against Atrium or any of the Fojtasek Companies which either individually or in the aggregate would have a Material Adverse Effect.

       5.12. Conformity to Law. To the knowledge of Atrium, each of the Fojtasek Companies has complied with, and is in compliance with, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to its business except where any or all failures of such compliance, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 5.12 hereto, none of the Fojtasek Companies has been charged with any violation of any provision of any federal, state or local law or administrative regulation in respect of its business which, either individually or in the aggregate, would have a Material Adverse Effect.

       5.13. Broker. Except as set forth on Schedule 5.13, neither Atrium nor any of the Fojtasek Companies has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

       5.14. Disclosure. No representation or warranty by Atrium or any of the Fojtasek Companies in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered by Atrium or any of the Fojtasek Companies pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. To Atrium's knowledge, as of the date hereof and the Closing Date, the representations and warranties made by the "Principal Sellers" in Section 4 of that certain Stock Purchase Agreement dated as of July 3, 1995 by and among Fojtasek/Heritage Acquisition Company and each of the then shareholders of Fojtasek (a true and complete copy of which has been delivered to the Bishop Holders prior to the date hereof) are and shall be true and complete, except to the extent that any inaccuracy or incompleteness therein does not or would not have a Material Adverse Effect.

       6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ATRIUM AND FCI HOLDERS. The obligation of Atrium and the FCI Holders to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Atrium):

       6.1. Representations and Warranties. The representations and warranties made by the Bishop Holders in or pursuant to this Agreement and in any other Transaction Document shall have been correct when made and shall be correct at and as of the Closing.

       6.2. Compliance with Agreement. The Bishop Holders shall have performed and complied with all of their obligations under this Agreement and any other Transaction Document to be performed or complied with by them prior to the Closing Date.

       6.3. Closing Certificate. The Bishop Holders shall have executed and delivered to Atrium in writing, at and as of the Closing certificates, in form and substance satisfactory to Atrium and Atrium's counsel, certifying that the conditions specified in each of Sections 6.1 and 6.2 have been satisfied.

       6.4. Opinions of Counsel. Hunton & Williams, legal counsel to the Bishop Holders, shall have delivered to Atrium a written opinion addressed to Atrium and dated the Closing Date, substantially in the form of Exhibit C to the Purchase Agreement, and local Connecticut counsel to the Bishop Holders and the Bishop Companies shall have delivered to Atrium a written opinion reasonably acceptable to Atrium, addressed to Atrium and dated the Closing Date, substantially in the form of Exhibit D to the Purchase Agreement.

       6.5. Purchase Agreement. Each of the Bishop Holders shall have executed and delivered the Purchase Agreement and each of the conditions precedent to the Bishop Holders' performance obligations under the Purchase Agreement, other than the closing of the Exchange hereunder, shall have been fulfilled.

       6.6. Buy-Sell Agreement. Each of the Bishop Holders and the Escrow Agent shall have executed and delivered the Buy-Sell Agreement and shall have delivered to Atrium stock powers, undated and duly executed in blank, with respect to the Escrowed Shares owned by such Bishop Holder.

       6.7. Stockholder and Registration Rights Agreements. Each of the Bishop Holders shall have executed and delivered the Stockholder Agreement and the Registration Rights Agreement with Atrium and its other shareholders.

       6.8. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all certificates and documents delivered to Atrium in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in all reasonable respects to Atrium and Atrium's counsel, and Atrium shall have received the originals or certified or other copies of all such records and documents as Atrium may reasonably request.

       7. CONDITIONS PRECEDENT TO BISHOP HOLDERS' OBLIGATIONS. The obligation of the Bishop Holders to consummate the Closing shall be subject to the satisfaction at, or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Bishop Holder Representative):

       7.1. Representations and Warranties. The representations and warranties made by Atrium, FCI and the FCI Holders in or pursuant to this Agreement and in any other Transaction Documents, and by Atrium, any of the Fojtasek Companies or any of the FCI Holders in any statement, certificate or other instrument delivered to the Bishop Holders pursuant hereto or pursuant to any of the Transactions Documents, or in connection with the transactions contemplated hereby and thereby, shall have been correct when made and shall be correct at and as of the Closing.

       7.2. Compliance with Agreement. Atrium, each of the Fojtasek Companies and each of the FCI Holders shall have performed and complied with all of its or their obligations under this Agreement and any other Transaction Documents to be performed or complied with by any of them prior to or at the Closing.

       7.3. Closing Certificate. Atrium, FCI and each of the FCI Holders shall have executed and delivered to the Holders at and as of the Closing a certificate, in form and substance satisfactory to the Holders and the Holders' counsel, to the effect that the conditions in each of Sections 7.1 and 7.2 have been satisfied.

       7.4. Opinion of Counsel. Bingham, Dana & Gould LLP, special counsel to Atrium, shall have delivered to the Holders a written opinion, dated the Closing Date, addressed to the Holders and substantially in the form of Exhibit E hereto.

       7.5. Purchase Agreement. Fojtasek shall have executed and delivered the Purchase Agreement and each of the conditions precedent to Fojtasek's performance obligations under the Purchase Agreement, other than the closing of the Exchange hereunder, shall have been fulfilled.

       7.6. Buy-Sell Agreement. Each of Atrium, Fojtasek and the Escrow Agent shall have executed and delivered the Buy-Sell Agreement.

       7.7. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all certificates and documents delivered to the Bishop Holders in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in all reasonable respects to the Bishop Holders and their counsel, and the Bishop Holders shall have received the originals or certified or other copies of all such records and documents as the Bishop Holders may reasonably request.

       8. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

       "Indebtedness":  As applied to any Person (as defined in this Section
8), (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

       "IRS":  The United States Internal Revenue Service.

       "Material Adverse Effect": With respect to any Person, a material adverse effect on the business, operations or financial condition of such Person.

       "Person": A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

       "state": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

       "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

       "Transaction Documents": This Agreement, the Purchase Agreement, the Buy-Sell Agreement, the New Options, the New Warrant, the Employment Agreements (as defined in the Purchase Agreement), the FCI Equity Amendment Documents, the Stockholder Agreement, the Registration Rights Agreement, any other document or instrument which is a "Transaction Document" as defined in the Purchase Agreement, and any other documents or instruments executed and/or delivered in connection with the transactions described herein or therein.

       9. CONFIDENTIAL INFORMATION. Any and all information disclosed by any party as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, including information on the Schedules to this Agreement, which information was not already known to the other parties hereto, as the case may be, shall remain confidential to the first party and their respective employees and agents until the Closing Date, except to the extent that Atrium or any of the Fojtasek Companies in its reasonable judgment must disclose any such information to its lenders in the syndicate for which The First National Bank of Boston acts as Agent in the process of procuring the loan or loans of funds for the purchase contemplated by the Purchase Agreement. If the Closing does not take place for any reason, the parties hereto agree not to further divulge or disclose or use for their benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, suppliers, sales representatives, and anything else having an economic or pecuniary benefit to Atrium or any of the Holders, respectively.

       10. TERMINATION. This Agreement may be terminated by either Atrium, FCI, the FCI Holders or the Bishop Holders in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if (a) the Closing shall not have occurred on or before September 30, 1996, and (b) the Purchase Agreement shall have been terminated pursuant to Section 14 thereof, in each case other than as a consequence of (i) a failure to fulfill the conditions precedent to the effectiveness of the Purchase Agreement referred to in Sections 7.15 and 8.7 thereof, in which case the foregoing date shall be extended until the next business day following the expiration of any applicable waiting period under the HSR Act (as defined in the Purchase Agreement), provided that the foregoing date shall not be extended in any event after October 31, 1996, or (ii) intentional breach or intentional default by the terminating party.

       11.    INDEMNIFICATION.

       11.1. Indemnity by Atrium and FCI. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.6 below, Atrium and FCI jointly and severally agree to indemnify and hold each of the Bishop Holders harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (individually, a "Loss" and collectively, the "Losses") related to or arising, directly or indirectly, out of any failure or any breach by Atrium and/or FCI of any representation or warranty, covenant, obligation or understanding made by Atrium and/or FCI in this Agreement, any Schedule or Exhibit hereto, any other Transaction Documents or any other statement or certificate delivered pursuant hereto or thereto.

       11.2. Indemnity by Bishop Holders. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.6 below, each of the Bishop Holders severally and on its own behalf agrees to indemnify and hold each of Atrium, FCI and the FCI Holders harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of any failure or any breach by such Bishop Holder of any representation or warranty in Sections 3.1 through 3.4 and Section 3.6 of this Agreement.

       11.3. Indemnity by FCI Holders. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.6 below, each of the FCI Holders severally and on its own behalf agrees to indemnify and hold each of Atrium, FCI and the Bishop Holders harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of any failure or any breach by such FCI Holder of any representation or warranty in
Section 4 of this Agreement.

       11.4.  Claims.

       (a) Notice. Any Person seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the party from whom it is seeking indemnification hereunder (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby.

       (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

       11.5. Method and Manner of Paying Claims. In the event of any Claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated Claims, if within thirty (30) days the Indemnifying Party has not contested such Claim in writing, then, and subject to the limitations with respect to Claims set forth in Section 11.6 below, the Indemnifying Party will pay the full amount of such liquidated Claim within ten (10) days after the expiration of such thirty-day period. Any amount owed by any of the Bishop Holders as an Indemnifying Party hereunder with respect to any Claim (other than Unlimited Claims, as defined below) shall be paid in accordance with, and subject to the recourse limitations referred to in, Section 11.7 below. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by The First National Bank of Boston from time to time as its "Base Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

       11.6.  Limitations on Indemnification.

       (a) In the event that any Loss is calculated by reference to the aggregate liabilities, losses or damages incurred or suffered by Atrium or the Fojtasek Companies, rather than by reference to the liabilities, losses or damages incurred or suffered individually by a shareholder of Atrium, Atrium and/or FCI shall only be required to indemnify the Bishop Holders for that portion of any such Loss which is equal to the product of (A) the aggregate amount of such Loss multiplied by (B) a fraction, the numerator of which is the total number of shares of common stock of Atrium on a fully-diluted basis, and the denominator of which is the total number of shares of common stock of Atrium then owned by the Bishop Holders. For the avoidance of doubt, this
Section 11.6(a) shall not operate to reduce the amount payable to the Bishop

Holders or any of them with respect to any Loss which has been directly suffered or incurred by any Bishop Holder.

       (b) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $250,000, whereupon the Indemnified Party shall be entitled to be paid the excess of (i) the aggregate amount of all such Losses over (ii) $250,000, subject to the overall limitation on maximum amount of recovery set forth in Section 11.6(c) below; provided, however, that Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by any of the Bishop Holders in Section 3.4 or by any of the FCI Holders in Section 4.4 (collectively, "Unlimited Claims") shall be indemnified in their entirety by the applicable Bishop Holder or FCI Holder, as the case may be, and shall not be subject to the limitations as to amount set forth in this Section 11.6(b) or the limitation on maximum amount of recovery set forth in Section 11.6(c) below, or (in the case of an Unlimited Claim against any Bishop Holder) the limitations as to recourse referred to in
Section 11.7 below.

       (c) Subject to the first sentence of Section 11.7 and notwithstanding anything else to the contrary otherwise stated herein or in any other Transaction Document, the aggregate amount actually payable by either (i) Atrium and/or FCI as an Indemnifying Party on the one hand or (ii) the Sellers as Indemnifying Parties on the other hand pursuant to this Section 11 and
Section 13 of the Purchase Agreement, with respect to all Claims against such Indemnifying Party or Indemnifying Parties, as the case may be, other than Unlimited Claims (as to which no such limit shall apply), shall in no event exceed $5,000,000 (as such amount may be reduced from time to time pursuant to Section 3(d) of the Buy-Sell Agreement).

       (d) No Indemnifying Party shall be liable for any Losses pursuant to this Section 11 unless a written claim for indemnification in accordance with
Section 11.4 is given by the Indemnified Party to such Indemnifying Party with respect thereto within eighteen (18) months after the Closing, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, as to which in each case the applicable statute of limitations shall apply.

       (e) No Indemnified Party may recover hereunder or under the Buy-Sell Agreement for any Loss as to which such Indemnified Party has already received or is simultaneously receiving indemnification pursuant to the Purchase Agreement.

       11.7. Buy-Sell Agreement; Limitation of Recourse Against Bishop Holders. The parties hereto intend and agree that, notwithstanding anything to the contrary stated in any other paragraph of this Section 11, each Indemnified Party's sole recourse against the Bishop Holders for indemnification with respect to any Claims, other than Unlimited Claims, shall be governed by, and subject to the terms and provisions of, the Buy-Sell Agreement. The provisions of this Section 11.7 shall not apply in any event to any Loss with respect to an Unlimited Claim, the full amount of which shall be indemnifiable and as to which recourse shall not be limited to the provisions of the Buy-Sell Agreement.

       12.    GENERAL.

       12.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by Atrium, FCI or any of the Holders, as the case may be, shall be deemed to have been relied on by Atrium, FCI and each of the Holders, as applicable, and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by Atrium in Section 5 of this Agreement shall expire on the last day, if any, that Claims for breach of such representation or warranty may be made pursuant to Section 11.6(d) hereof, except that any such representation or warranty that has been made the subject of a claim prior to such expiration date shall survive with respect to such claim until the final resolution of such claim.

       12.2. Expenses. Each Holder shall pay all transfer and sales taxes payable in connection with the exchange of such Holder's Stock and the receipt of such Holder's Atrium Exchange Shares. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, provided that (a) the Bishop Holders jointly and severally shall pay the brokerage fees of any broker referred to on Schedule 4.29 of the Purchase Agreement, (b) Fojtasek shall at Closing pay to the Bishop Holders 50%, up to a maximum amount payable by Fojtasek under this Section 12.2 and
Section 15.3 of the Purchase Agreement of $30,000, of the fees and expenses of the Companies' Accountants incurred in preparation of the June Balance Sheet and any other financial statements, calculations and certifications referred to in Section 3 of the Purchase Agreement, (c) Fojtasek shall pay the fee required to be paid in connection with the filing of any notification and report form under the HSR Act, as referred to in Section 9 of the Purchase Agreement and
(d) the Bishop Companies shall pay the Accrued Transaction Expenses, as defined in Section 15.3 of the Purchase Agreement.

       12.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

       If to the Bishop Holders, to:

              Howard S. Saffan
              Bishop Manufacturing Co., Inc.
              305 Knowlton Street
              Bridgeport, CT  06608
              Fax:   203-579-2493

       with a copy sent contemporaneously to:

              John R. Fallon, Jr., Esq.
              Hunton & Williams
              200 Park Avenue
              New York, NY 10166
              Fax:  212-309-1100

       If to Atrium, to:

              Randall Fojtasek
              c/o Fojtasek Companies, Inc.
              P.O. Box  226957
              Dallas, TX  75222
              Fax:   214-438-8117

       with copies sent contemporaneously to Heritage as set forth below.

       If to Heritage, to:

              T. Brook Parker
              Heritage Partners Inc.
              30 Rowes Wharf, Suite 300
              Boston, MA  02110
              Fax:  617-439-0689

       with a copy sent contemporaneously to:

              Robert M. Wolf, Esq.
              Bingham, Dana & Gould LLP
              150 Federal Street
              Boston, MA  02110
              Fax:   617-951-8736

       If to any of the FCI Holders (other than Heritage):

              Randall Fojtasek
              P.O. Box  226957
              Dallas, TX  75222
              Fax:   214-438-8117

       with a copy sent contemporaneously to:

              O. Haynes Morris, Jr., Esq.
              Adair, Morris & Osborn, P.C.
              1201 Main Street, Suite 835
              Dallas, TX  75202
              Fax:   214-761-0658

       Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

       12.5. Entire Agreement, etc. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

       12.6. Governing Law. The validity and construction of this Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of New York.

       12.7. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

       12.8. Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section" or "subsection." The headings of Sections or subsections are for reference only and shall not limit or control the meaning thereof.

       12.9. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 12.9 shall prevent Atrium, without the consent of any of the Holders, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with Atrium or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve Atrium of its obligations under this Agreement.

       12.10. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

       12.11. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

       12.12. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Holders and Atrium, any rights or remedies under or by reason of this Agreement.

       12.13. Satisfaction of Conditions Precedent. Each of the Holders and Atrium will use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 12.13 shall obligate either party hereto to waive any right or condition under this Agreement.

       12.14. Public Statements or Releases. Each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto; provided that after the Closing, Atrium may make such disclosures as it deems necessary or appropriate in connection with the transactions contemplated hereby or in connection with its business or operations. Subject to the provisions of Section 9 above, nothing contained in this Section 12.14 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

       12.15. Bishop Holder Representative. By the execution and delivery of this Agreement, the Bishop Holders hereby irrevocably constitute and appoint Howard S. Saffan as the true and lawful agent and attorney-in-fact (the "Bishop Holder Representative") of the Bishop Holders with full power of substitution to act in the name, place and stead of the Bishop Holders with respect to the transfer of the Stock owned by the Bishop Holders to Atrium in accordance with the terms and provisions of this Agreement, and to act on behalf of the Bishop Holders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Bishop Holder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

              (i) to act for the Bishop Holders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any Claim on behalf of the Bishop Holders and to transact matters of litigation;

              (ii) to execute and deliver all ancillary agreements, certificates and documents that the Bishop Holder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

              (iii)  to receive funds and give receipts for funds;

              (iv) to do or refrain from doing any further act or deed on behalf of the Bishop Holders that the Bishop Holder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Bishop Holders could do if personally present; and

              (v) to receive service of process in connection with any claims under this Agreement.

       If Howard S. Saffan dies or otherwise becomes incapacitated and unable to serve as Bishop Holder Representative, Leslie Goldbloom shall serve as the new Bishop Holder Representative. The appointment of the Bishop Holder Representative shall be deemed coupled with an interest and shall be irrevocable, and Atrium and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Bishop Holder Representative in all matters referred to herein. All payments and notices made or delivered by Atrium to the Bishop Holder Representative for the benefit of the Bishop Holders shall discharge in full all liabilities and obligations of Atrium to the Bishop Holders with respect thereto. The Bishop Holders hereby confirm all that the Bishop Holder Representative shall do or cause to be done by virtue of his appointment as the Bishop Holder Representative of the Bishop Holders. The Bishop Holder Representative shall act for the Bishop Holders on all of the matters set forth in this Agreement in the manner the Bishop Holder Representative believes to be in the best interest of the Bishop Holders and consistent with the obligations under this Agreement, but the Bishop Holder Representative shall not be responsible to the Bishop Holders for any loss or damages the Bishop Holders may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his or her duties under this Agreement.

       12.16. FCI Holder Representative. By the execution and delivery of this Agreement, the FCI Holders other than Heritage (collectively, the "Individual FCI Holders") hereby irrevocably constitute and appoint Randall Fojtasek as the true and lawful agent and attorney-in-fact (the "FCI Holder Representative") of the Individual FCI Holders with full power of substitution to act in the name, place and stead of the Individual FCI Holders with respect to the transfer of the Stock owned by the Individual FCI Holders to Atrium in accordance with the terms and provisions of this Agreement, and to act on behalf of the Individual FCI Holders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Individual FCI Holder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

              (i) to act for the Individual FCI Holders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any Claim (as defined in the Purchase Agreement) on behalf of the Individual FCI Holders and to transact matters of litigation;

              (ii) to execute and deliver all ancillary agreements, certificates and documents that the FCI Holder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

              (iii)  to receive funds and give receipts for funds;

              (iv) to do or refrain from doing any further act or deed on behalf of the Individual FCI Holders that the FCI Holder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Individual FCI Holders could do if personally present; and

              (v) to receive service of process in connection with any claims under this Agreement.

       If Randall Fojtasek dies or otherwise becomes incapacitated and unable to serve as FCI Holder Representative, Joe Fojtasek shall serve as the new FCI Holder Representative. The appointment of the FCI Holder Representative shall be deemed coupled with an interest and shall be irrevocable, and Atrium and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the FCI Holder Representative in all matters referred to herein. All payments and notices made or delivered by Atrium to the FCI Holder Representative for the benefit of the Individual FCI Holders shall discharge in full all liabilities and obligations of Atrium to the Individual FCI Holders with respect thereto. The Individual FCI Holders hereby confirm all that the FCI Holder Representative shall do or cause to be done by virtue of his appointment as the FCI Holder Representative of the Individual FCI Holders.
The FCI Holder Representative shall act for the Individual FCI Holders on all of the matters set forth in this Agreement in the manner the FCI Holder Representative believes to be in the best interest of the Individual FCI Holders and consistent with the obligations under this Agreement, but the FCI Holder Representative shall not be responsible to the Individual FCI Holders for any loss or damages the Individual FCI Holders may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his or her duties under this Agreement.

       12.17 Knowledge of Holders. Whenever the phrase "to the knowledge of the Holders" or another similar qualification is used herein (other than with respect to Heritage), the relevant knowledge is limited solely to the actual knowledge of each such Holder, without imputing to such Holder any knowledge of any other Person. Whenever the phrase "to the knowledge of the Holders" or another similar qualification is used herein with respect to Heritage, the relevant knowledge is limited solely to the actual knowledge of Michel Reichert and T. Brook Parker, without imputing to either of such Persons or to Heritage any knowledge of any other Person.

       12.18. Knowledge of Atrium. Whenever the phrase "to the knowledge of Atrium" or another similar qualification is used herein, the relevant knowledge is limited solely to the actual knowledge of Randall Fojtasek, Joe Biegel, Mark Biersmith, Louis W. Simi, Jr., and the Persons charged with knowledge with respect to Heritage pursuant to Section 12.17 above, without imputing to any of such Persons or to Atrium any knowledge of any other Person.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first above written.



                                             ATRIUM and FCI:


                                             ATRIUM CORPORATION


                                             By: /s/ RANDALL S. FOJTASEK
                                                ------------------------------
                                                Title: Secretary


                                             FCI HOLDING CORP.


                                             By: /s/ RANDALL S. FOJTASEK
                                                ------------------------------
                                                Title: Secretary



                                             FCI HOLDERS:


                                             HERITAGE FUND I, L.P.

                                             By:  HF Partners I, L.P.



                                             By: /s/
                                                ------------------------------
                                                Title:

                                             /s/  RANDALL FOJTASEK
                                             ---------------------------------
                                             Randall Fojtasek





                                             /s/  JOE FOJTASEK
                                             ---------------------------------
                                             Joe Fojtasek, for himself and as
                                             custodian for Joe Fojtasek II and
                                             Phillip Michael Fojtasek


                                             /s/  RUSSELL FOJTASEK
                                             ---------------------------------
                                             Russell Fojtasek

                                             /s/ JOE BIEGEL
                                             ---------------------------------
                                             Joe Biegel



                                             /s/ LOUIS W. SIMI, JR.
                                             ---------------------------------
                                             Louis W. Simi, Jr.



                                             /s/ NORMAN FOJTASEK
                                             ---------------------------------
                                             Norman Fojtasek



                                             /s/ JOE EDWARD FOJTASEK
                                             ---------------------------------
                                             Joe Edward Fojtasek




                                             /s/ RICHARD FOJTASEK
                                             ---------------------------------
                                             Richard Fojtasek


                                             BISHOP HOLDERS:


                                             /s/ HOWARD S. SAFFAN
                                             ---------------------------------
                                             Howard S. Saffan



                                             /s/ LESLIE GOLDBLOOM
                                             ---------------------------------
                                             Leslie Goldbloom



                                             /s/ KEVIN SCHUMACHER
                                             ---------------------------------
                                             Kevin Schumacher

                                August 22, 1996


VIA FAX AND FEDEX

Fojtasek Companies, Inc.
Atrium Corporation
c/o Heritage Partners, Inc.
30 Rowes Wharf - Suite 300
Boston, Massachusetts  02110

Attention:  T. Brook Parker

       Re:    Bishop - Fojtasek Transaction

Gentlemen:

       Reference is made to the Stock Purchase Agreement, and the Securities Exchange Agreement, each in respect to the above-entitled transaction. Capitalized terms not defined herein are as used in the Stock Purchase Agreement.

       By executing this letter in the space provided below, Buyer and Atrium acknowledge and agree that Sellers will be removing from the Companies the vehicles described on Exhibit A hereto, with title to each of the vehicles transferred to the name of each person noted on Exhibit A.

       Atrium and Buyer also acknowledge and agree that these vehicles were included as assets on the June 30, 1996 financial statements of the Companies and have been paid out of the Companies with the consent of Atrium and Buyer.

                                        Sincerely,


                                        John R. Fallon, Jr.

Acknowledged and Agreed to
this ___ day of August, 1996

FOJTASEK COMPANIES, INC.

By:
    ---------------------------------------
       Name:
             ------------------------------
       Title:
              -----------------------------

ATRIUM CORPORATION

By:
    ---------------------------------------
       Name:
             ------------------------------
       Title:
              -----------------------------

                                   EXHIBIT A


     VEHICLE           VEHICLE IDENTIFICATION NUMBER      NEW OWNER
     -------           -----------------------------      ---------
 1995 Porsche                WPOCA2990SS342918         Leslie Goldbloom

 1996 Jeep Cherokee          1J4EZ78Y5TC126866         Leslie Goldbloom

 1995 BMW 840                WBAEF632XSCC89796         Howard S. Saffan

 1993 Volvo 945 Wagon        YV1JW8707P3089401         Kevin Schumacher